DRAFT: 10/15/01 @ 2:00 PM

Contacts:	Media:	James Mahoney (617) 434-9552	Investor:	John Kahwaty (617) 434-3650

FLEETBOSTON REPORTS THIRD QUARTER EARNINGS OF $766
MILLION OR $.70 PER SHARE

COMMON DIVIDEND INCREASED BY 6%

        Boston, Massachusetts, October 17, 2001: FleetBoston Financial (FBF-NYSE) today reported third quarter earnings of $766 million, or $.70 per share, compared with $969 million, or $.87 per share in the third quarter of 2000. Earnings from the Corporation’s primary capital markets units – Principal Investing, Robertson Stephens, and Quick & Reilly – fell by $239 million or $.22 per share from their level in the third quarter of last year reflecting continued slowness in the capital markets, exacerbated by the tragic events of September 11.

        Offsetting these declines were earnings growth from several business lines including Retail Banking, Latin America, and Small Business; higher cash management fees; merger-related cost savings; and expense reductions from the corporate cost containment program. The current quarter’s results included a gain on the sale of an equity investment, net of merger related charges, totaling $60 million ($.05 per share), while the third quarter of 2000 included divestiture gains, net of merger related charges, totaling $59 million ($.05 per share).

        Return on assets and return on equity for the quarter were 1.47% and 15.56%, respectively, compared with 1.78% and 21.6% a year ago. For the first nine months of 2001, earnings before strategic charges were $2.2 billion, or $1.96 per share, versus $3.02 billion, or $2.72 per share, in the first nine months of 2000.

        FleetBoston also announced today a 6% increase in its quarterly common dividend to $.35 per share for shareholders of record on December 3, 2001.

        Terrence Murray, Chairman and Chief Executive Officer of FleetBoston commented, "We have all been affected and, in many ways, transformed by the events of September 11. While Fleet was fortunate to not have lost any of our employees from this tragedy, we nonetheless grieve with the rest of the country over the many lives that were lost, including those of friends, relatives and business associates. During the past few weeks, I've spent quite a bit of time meeting with employees in many of our businesses, including those in and around New York City who were personally affected by the tragedy. It was truly inspiring to see first hand how incredibly well our employees in the area were handling the adversity and we can all learn a valuable lesson from their courage and determination to serve the customer."

        Murray continued, “These are certainly difficult times for our economy and corporate America. An economic slowdown was well underway prior to September 11 and has now worsened. For Fleet, the biggest impact has been seen in our capital markets businesses, which continued weak throughout the third quarter. Despite the economy’s performance of late, we remain very optimistic that our country will meet the economic challenges that we face and return to a period of growth and prosperity. We also remain enthusiastic about the future of FleetBoston as evidenced by our dividend increase. Our customer service efforts are gaining traction in our consumer businesses and in wholesale banking we are really beginning to leverage our lead relationships. These positive developments, coupled with our expense discipline and balance sheet strength, position us well to capitalize when economic conditions improve.”

        Chad Gifford, President and Chief Operating Officer said, “The Corporation moved ahead on a number of fronts during the third quarter. In an effort to support our country’s financial markets and our shareholders in the wake of September 11, we announced a plan to repurchase up to $4 billion of our stock by December 31, 2002 and began executing on this program immediately. We also continued with our efforts to improve the customer experience. Specifically, we announced plans to open 28 new branches and 23 new ATMs in Massachusetts, while upgrading 27 other branches and ATM locations. In addition, we also opened an Investment Access Center in the MetLife building adjacent to Grand Central Station in New York City. This location not only provides our customers with traditional Fleet and Quick & Reilly products and services but also gives our customers self-service on-line access to their accounts. A milestone was reached with the recent enrollment of our two millionth HomeLink on-line banking customer. Finally, work continued during the third quarter on our announced acquisition of Liberty Financial’s Asset Management unit and we expect to close shortly. We remain committed to our top priority of building shareholder value through strengthening our existing business lines and seizing the potential of our extensive customer base. We are intensely focused on execution and customer service-driven revenue growth.”

Credit Quality/Balance Sheet

        Nonperforming assets were $1.56 billion, or 1.22% of total loans, at September 30, 2001, up 12% from June 30, 2001. The provision for credit losses was $325 million in the current quarter, which matched net chargeoffs. In the third quarter of 2000, the provision was $325 million and net chargeoffs were $321 million. The reserve for credit losses was $2.73 billion at September 30, 2001, representing 2.14% of total loans and leases.

        Total assets at September 30, 2001 were $202 billion, compared with $218 billion at September 30, 2000. The decline from a year ago is due, in part, to the sale/run-off of low-margin assets in connection with the Summit merger, and the sale of our mortgage company in June. Stockholders’ equity amounted to $20 billion at September 30, 2001, with a common equity to assets ratio of 9.6%.

        A detailed financial package containing supplemental information on the third quarter financial results can be found by accessing the Corporation’s web site (http://www.fleet.com). Eugene M. McQuade, Vice-Chairman and Chief Financial Officer, will hold a conference call, which will be broadcast live on the Corporation’s web site, at 9:00 AM today to discuss third quarter results and the performance outlook.

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        This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally, including the economic effects of the September 11, 2001 terrorist attacks against the United States and the response of the United States to those attacks, the continuing weakness in the Latin American economies, particularly Argentina, and a further deterioration in credit quality, including the resultant effect on the level of the Corporation’s nonperforming assets and chargeoffs; (2) interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, including continued weakness in the global capital markets and the impact of such weakness on the Corporation’s Principal Investing and other capital markets businesses; (3) changes in the competitive environment for financial services organizations and the Corporation’s ability to manage those changes; (4) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (5) technological changes, including the impact of the Internet on the Corporation’s businesses; (6) the ability of the Corporation to fully realize expected cost savings and realize those savings within the expected timeframes; and (7) the level of costs related to the integration of acquired businesses. For further information, please refer to the Corporation’s reports filed with the SEC.